Exhibit 99

General Cable Reports First Quarter Results; Metal Cost Headwinds Subside; Volumes Increase Both Year over Year and Sequentially

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--April 30, 2012--General Cable Corporation (NYSE: BGC), one of the most globally diversified industrial companies, reported today results for the first quarter ended March 30, 2012. Non-GAAP adjusted earnings per share for the first quarter were $0.48. Operating income of $53.4 million exceeded management’s expectation as metal cost headwinds subsided and volume was better than expected during the quarter. Global volume as measured in metal pounds sold increased 6% sequentially and was up 3% year over year. Diluted earnings per share for the first quarter of 2012 were $0.49. A reconciliation of Non-GAAP earnings per share to GAAP earnings per share is included on page 4 of this release.

Highlights

  Despite the impact of metal cost headwinds in the early part of the first quarter, operating income of $53.4 million exceeded management’s expectation increasing 69% sequentially
  Operating income in North America increased $13.1 million or 76% to $30.4 million in the first quarter of 2012 from $17.3 million in the fourth quarter of 2011
  Adjusted earnings per share increased 60% to $0.48 per share in the first quarter of 2012 from $0.30 per share in the fourth quarter of 2011
  Excluding project driven metal intensive aerial transmission product shipments in Brazil and North America, global volume as measured in metal pounds sold in the first quarter of 2012 increased 7% sequentially
  Excluding aerial transmission product shipments, volume as measured in metal pounds sold in North America increased 14% sequentially and 2% year over year
  Maintained global project backlog of $650 million for our European based submarine and land turnkey cable projects business
  Inaugurated state of the art manufacturing facility in Baddi, India offering a full range of products servicing the $8.0 billion Indian wire and cable market
  Expanded the Company’s transportation and industrial harness business into South America through the acquisition of Delphia Produtos Electricos in Brazil; further enhancing the Company’s ability to support the needs of its global customers

First Quarter Results

Net sales for the first quarter of 2012 were $1,432.5 million, an increase of $93.4 million, or 7%, compared to the first quarter of 2011 on a metal-adjusted basis. Volume based on metal pounds sold increased 3% in the first quarter of 2012 compared to 2011 principally due to global aerial transmission product shipments. Sequentially, volume based on metal pounds sold increased 6% principally due to improved demand in most North American and European businesses.

Operating income in the first quarter of 2012 increased to $53.4 million or 69% compared to $31.7 million in the fourth quarter of 2011. Metal prices increased for much of the quarter helping to mitigate the burden of selling higher average cost inventory into a lower metal price environment that was so strongly evident in the fourth quarter. Operating income for the first quarter of 2012 also reflects improvement in most businesses in North America; normalizing conditions in Thailand following the severe flooding in the fourth quarter of 2011; very weak pricing in Iberian end markets despite sequentially higher volumes and seasonally lower submarine and land-based HV/EHV project activity. Prior year first quarter operating income includes the positive impact of a steadily rising metal price environment in the months leading into the quarter, the benefit of the absorption of overhead costs into inventory as inventory quantities were increased in the first quarter of 2011 and better operating results in Spain. On a metal adjusted basis, operating margin of 3.7% in the first quarter of 2012 was up 150 and down 180 basis points as compared to the fourth quarter of 2011 and first quarter of 2011, respectively.

Gregory B. Kenny, President and Chief Executive Officer of General Cable, said, “We experienced broad-based improvement in a number of our businesses resulting in each segment reporting better than expected operating results in the first quarter as volumes increased and market metal prices were closer to inventory book values computed under average cost. In North America, operating income in all businesses was ahead of expectation. In ROW, operating results improved as business conditions in Thailand normalized following the severe flooding in the fourth quarter coupled with stronger construction activity in Venezuela and the Philippines. In Europe, operating results improved as demand for medium and high voltage cables in France and the supply of offshore specialty cables and support services in Germany more than offset the ongoing weak operating environment in Iberia. In Spain, the benefit of sequentially higher volume and cost improvements were more than offset by very low pricing levels. We also saw good market traction in the communications cable area for our micro sheath fiber optic and data cables. While the impact of fiscal tightening throughout Europe and sovereign debt concerns remain, overall we are encouraged by the start to 2012 particularly as we head into the seasonally stronger second and third quarters. Our businesses in the Americas, Africa and Asia remain a source of stability, collectively, with growth in key markets.”

In North America, volume as measured in metal pounds sold increased 7% in the first quarter of 2012 compared to the first quarter of 2011 and was up 10% sequentially when compared to the fourth quarter of 2011. Excluding aerial transmission product shipments, North America volume increased about 2% year over year and was up 14% sequentially. Sequentially, volume improved across most business units including utility cables as a relatively mild winter and wind farm applications boosted demand. Demand for specialty cables, including those used in natural resource extraction and transportation applications, continued to be a source of strength.

In ROW, volume as measured in metal pounds sold increased 2% in the first quarter of 2012 compared to the first quarter of 2011 and was down 6% sequentially when compared to the fourth quarter of 2011. Excluding metal pounds attributable to aerial transmission project shipments in Brazil, volume was flat year over year and decreased sequentially 8% as compared to the fourth quarter of 2011. Sequentially, strong construction activity in the Philippines and normalizing demand patterns in Thailand following the severe flooding experienced in the fourth quarter were more than offset by a typical and seasonally slower start to the year in many Latin American countries. The fourth quarter of 2011 also included elevated copper rod shipments in Sub-Saharan Africa following the rapid decline of copper prices at the end of the third quarter as well as strong demand for electric utility products in Mexico. The Company continues to expect full year volume growth in ROW driven by higher spending on electrical infrastructure investment as well as construction and mining activity in Central and South America. Growth in Thailand is expected as recovery efforts and investments in the grid advance. Investments in Mexico, South Africa, Peru and Brazil will also continue to mature. Last week, the Company announced another significant milestone as it inaugurated its manufacturing facility in India. This facility, at current installed capacity, is capable of generating annual revenues in the range of $100 to $120 million, complementing the Company’s existing exports into the country.

In Europe and Mediterranean, volume as measured in metal pounds sold decreased 1% in the first quarter of 2012 compared to the first quarter of 2011 and was up 23% sequentially when compared to the fourth quarter of 2011. Sequentially, the first quarter of 2012 reflects stronger demand for medium and high voltage cables in France and the supply of offshore specialty cables in Germany. Metal pounds shipped out of our Spanish facilities increased in the first quarter of 2012 as compared to the significant decline experienced in the fourth quarter of 2011 but were down approximately 5% on a year over year basis. The Company’s backlog of more than $650 million for submarine and land-based turnkey cable projects remains materially unchanged from the end of the year due to relatively low project activity during the first quarter, as expected, due to typical seasonality.

Other income was $6.8 million in the first quarter of 2012 which primarily consists of $8.2 million of mark to market gains on derivative instruments accounted for as economic hedges which are used to manage currency and commodity risk on its project business globally partially offset by $1.4 million of foreign currency transaction losses.

Liquidity

Net debt was $687.5 million at the end of the first quarter of 2012, an increase of $72.7 million from the end of the fourth quarter of 2011. The increase in net debt is principally due to higher working capital requirements related to the impact of higher volumes and metal prices on the Company’s accounts receivable balances. The Company continues to maintain adequate liquidity to fund operations, which could include increased working capital requirements resulting from higher raw material cost inputs, internal growth and continuing product and geographic expansion opportunities as well as its stock repurchase program.

Taxes

The effective tax rate for the first quarter of 2012 was 29.3% and included tax benefits recognized due to statute of limitations expirations for certain income tax exposures.

Preferred Stock Dividend

In accordance with the terms of the Company’s 5.75% Series A Convertible Redeemable Preferred Stock, the Board of Directors has declared a regular quarterly preferred stock dividend of approximately $0.72 per share. The dividend is payable on May 24, 2012 to preferred stockholders of record as of the close of business on April 30, 2012. The Company expects the quarterly dividend payment to be less than $0.1 million.

Second Quarter 2012 Outlook and Updated View Full Year 2012

The Company’s second quarter revenues are expected to be in the range of $1.6 to $1.65 billion assuming average metal prices for the 30 day period ending April 30 on high single digit volume growth sequentially. The Company expects adjusted operating income to be in the range of $75 to $85 million before the impact of a one-time pre-tax non-cash charge of $6 million for the termination of a legacy pension plan in the United Kingdom stemming from the 1999 acquisition of BICC. Adjusted earnings per share is expected to be in the range of $0.65 to $0.75 before the impact of non-cash convertible debt interest expense, mark to market gains or losses on derivative instruments and the one-time non-cash pre-tax pension termination charge. “Our view of the second quarter is based on improved seasonal demand patterns coupled with strength in global aerial transmission projects, specialty cable demand for products used in oil and gas and natural resource extraction, electrical infrastructure, mining and construction activities in Central and South America, and recovery efforts in Thailand. Our European business should continue to show improvement during the coming months as the warmer weather allows for cables to be installed in the Baltic and North Seas. The Company continues to look for ways to reduce costs in Europe generally and Iberia specifically in order to allow the facilities to be globally competitive given the sustained weakness in the domestic market. I am encouraged by our second quarter outlook as the upper end of our range would represent a level of quarterly adjusted operating income last reported in the third quarter of 2008,” Kenny continued.

For the full year 2012, the Company continues to expect volume as measured in metal pounds sold to increase in the range of 3-7% as compared to 2011. Given the current metal price and economic environment, adjusted operating income is expected to be in the range of $270 million to $300 million for the full year 2012, which would represent an increase of 9% to 21% as compared to 2011. “Overall, our view of the global pricing environment remains unchanged in 2012 as industry capacity utilization remains at relatively low levels, particularly in construction driven markets. While there are pockets of pricing and demand improvement around the world, we are cautious, as the visibility in our businesses is limited due to the economic uncertainty in Europe and to some extent, China and the ongoing volatility of raw material cost inputs as well as turnkey project timing. In 2012, we expect a flat to gradual improvement in most markets. We are very focused on daily execution, working capital management, and continuous improvement. We also remain active in evaluating development opportunities in developing countries and enhancing our product offerings in developed markets through both internal and external investments,” Kenny concluded. A reconciliation of expected GAAP earnings per share and operating income is as follows:

	Q2 2012 Outlook		Q2 2011 Actual
In millions, except per share amounts	Operating Income	EPS	Operating Income	EPS
As reported, GAAP	$69 - 79	$0.47 - $0.57	$79.8	$0.68
Non-cash convertible debt interest expense	-	0.10	-	0.09
One-time non-cash pre-tax pension termination charge	6	0.08	-	-
Adjusted, Non-GAAP	$75 - 85	$0.65 -$0.75	$79.8	$0.77

Reconciliation of Non-GAAP Measures

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States (GAAP), we discuss in this earnings release earnings per share for the first quarter of 2012 and 2011 and the fourth quarter of 2011 as adjusted for the impact of non-cash convertible debt interest expense and mark to market gains and losses on financial derivatives accounted for as economic hedges. This Company-defined adjusted measure is being provided because management believes it is useful in analyzing the operating performance of the business. This non-GAAP measure may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to GAAP. A reconciliation of earnings per share as reported to adjusted non-GAAP earnings per share follows:

	1st Quarter		4th Quarter
	2012	2011	2011
	EPS	EPS	EPS
Earnings per share as reported	$0.49	$0.70	$0.09
Non-cash convertible debt interest expense	0.10	0.09	0.10
Mark to market (gains)/losses on derivative instruments	(0.11)	-	0.11
Adjusted Non-GAAP earnings per share	$0.48	$0.79	$0.30

General Cable will discuss first quarter results on a conference call that will be broadcast live at 8:30 a.m. ET, on May 1, 2012. The live webcast of the Company’s conference call will be available in listen only mode and can be accessed through the Investor Relations page on our website at www.generalcable.com. Also available on our website is a copy of an Investor Presentation that will be referenced throughout the conference call.

General Cable Corporation (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products and systems for the energy, industrial, specialty, construction and communications markets. Visit our website at www.generalcable.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters. Forward looking statements can generally be identified by use of forward-looking terminology such as “believe,” “expect,” “may,” “will” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control. These factors include, but are not limited to: the economic strength and competitive nature of the geographic markets that the Company serves; our ability to increase manufacturing capacity and productivity; our ability to increase our selling prices during periods of increasing raw material costs; our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines; the impact of unexpected future judgments or settlements of claims and litigation; the impact of foreign currency fluctuations, compliance with U.S. and foreign laws, the Company’s ability to implement and make appropriate, timely and beneficial decisions as to when, how and if to purchase shares under the repurchase program and the other risks detailed from time to time in the Company’s SEC filings, including but not limited to, its annual report on Form 10-K for the fiscal year ending December 31, 2011, and subsequent SEC filings. You are cautioned not to place undue reliance on these forward-looking statements. General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.

TABLES TO FOLLOW

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended
	March 30,	April 1,
	2012	2011
Net sales	$1,432.5	$1,447.6
Cost of sales	1,285.3	1,280.6
Gross profit	147.2	167.0

Selling, general and administrative expenses	93.8	93.9
Operating income	53.4	73.1
Other income	6.8	7.0
Interest income (expense):
Interest expense	(24.7)	(24.0)
Interest income	1.7	2.0
	(23.0)	(22.0)

Income before income taxes	37.2	58.1
Income tax provision	(10.9)	(19.4)
Equity in net earnings of affiliated companies	-	0.4
Net income including noncontrolling interests	26.3	39.1
Less: preferred stock dividends	0.1	0.1
Less: net income attributable to noncontrolling interest	1.3	0.8
Net income attributable to Company common shareholders	$24.9	$38.2
Comprehensive income	$76.4	$67.7
EPS
Earnings per common share - basic	$0.50	$0.73
Weighted average common shares - basic	49.7	52.1
Earnings per common share- assuming dilution	$0.49	$0.70
Weighted average common shares- assuming dilution	51.1	54.5

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

	Three Fiscal Months Ended
	March 30,	April 1,
	2012	2011
Revenues (as reported)
North America	$541.2	$541.8
Europe and Mediterranean	415.1	423.1
Rest of World	476.2	482.7
Total	$1,432.5	$1,447.6

Revenues (metal adjusted)
North America	$541.2	$507.1
Europe and Mediterranean	415.1	393.1
Rest of World	476.2	438.9
Total	$1,432.5	$1,339.1

Metal Pounds Sold
North America	84.6	79.4
Europe and Mediterranean	73.1	73.7
Rest of World	101.9	99.9
Total	259.6	253.0

Operating Income
North America	$30.4	$35.5
Europe and Mediterranean	4.5	13.5
Rest of World	18.5	24.1
Total	$53.4	$73.1

Return on Metal Adjusted Sales
North America	5.6%	7.0%
Europe and Mediterranean	1.1%	3.4%
Rest of World	3.9%	5.5%
Total Company	3.7%	5.5%

Capital Expenditures
North America	$7.1	$4.2
Europe and Mediterranean	8.8	10.3
Rest of World	20.0	12.1
Total	$35.9	$26.6

Depreciation & Amortization
North America	$7.7	$8.5
Europe and Mediterranean	9.2	9.6
Rest of World	10.7	10.6
Total	$27.6	$28.7

Revenues by Major Product Lines
Electric Utility	$454.0	$427.5
Electrical Infrastructure	392.1	424.8
Construction	351.5	368.4
Communications	173.6	160.9
Rod Mill Products	61.3	66.0
Total	$1,432.5	$1,447.6

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except share data)

Assets	March 30, 2012	December 31, 2011
Current Assets:	(unaudited)
Cash and cash equivalents	$427.1	$434.1
Receivables, net of allowances of $21.0 million at March 30, 2012
and $17.2 million at December 31, 2011	1,197.4	1,080.9
Inventories	1,267.8	1,228.7
Deferred income taxes	34.1	43.4
Prepaid expenses and other	104.0	100.0
Total current assets	3,030.4	2,887.1
Property, plant and equipment, net	1,051.3	1,028.6
Deferred income taxes	24.8	18.6
Goodwill	167.3	164.9
Intangible assets, net	181.5	181.6
Unconsolidated affiliated companies	18.8	18.6
Other non-current assets	66.5	71.0
Total assets	$4,540.6	$4,370.4
Liabilities and Total Equity
Current Liabilities:
Accounts payable	$937.7	$946.5
Accrued liabilities	441.7	420.0
Current portion of long-term debt	169.9	156.3
Total current liabilities	1,549.3	1,522.8
Long-term debt	944.7	892.6
Deferred income taxes	206.8	200.0
Other liabilities	249.0	243.1
Total liabilities	2,949.8	2,858.5
Commitments and Contingencies
Total Equity:
Redeemable convertible preferred stock, at redemption value
(liquidation preference of $50.00 per share)
March 30, 2012 - 76,002 outstanding shares
December 31, 2011 - 76,002 outstanding shares	3.8	3.8
Common stock, $0.01 par value, issued and outstanding shares:
March 30, 2012 - 49,767,453 (net of 8,693,465 treasury shares)
December 31, 2011 - 49,697,763 (net of 8,758,267 treasury shares)	0.6	0.6
Additional paid-in capital	668.9	666.7
Treasury stock	(135.5)	(136.5)
Retained earnings	984.0	959.1
Accumulated other comprehensive loss	(48.1)	(95.1)
Total Company shareholders' equity	1,473.7	1,398.6
Noncontrolling interest	117.1	113.3
Total equity	1,590.8	1,511.9
Total liabilities and equity	$4,540.6	$4,370.4

CONTACT:
General Cable Corporation
Len Texter, Manager, Investor Relations, 859-572-8684